UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-129633

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-129634

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-129637

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-131024

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-138754

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-163099

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-170616

UNDER THE SECURITIES ACT OF 1933

CLINICAL DATA, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2573920
(State of incorporation)	(I.R.S. Employer Identification No.)

One Gateway Center, Suite 702, Newton, MA 02458

(Address of Principal Executive Offices) (Zip Code)

Options assumed by Clinical Data, Inc. in connection with the merger of a wholly-owned subsidiary of

Clinical Data with Genaissance Pharmaceuticals, Inc. 2000 Amended and Restated Equity Incentive Plan

Lark Technologies, Inc. 2002 Stock Option Plan

Lark Technologies, Inc. 1990 Stock Option Plan

2005 Equity Incentive Plan

Novitron International, Inc. 2002 Incentive and Stock Plan

Options assumed by Clinical Data, Inc. in connection with the merger of a wholly-owned subsidiary of

Clinical Data with Icoria, Inc., originally granted under the Icoria, Inc. 2003 Employee, Director and

Consultant Stock Plan, as restated

TissueInformatics, Inc. 2001 Stock Option Plan

Amended and Restated 2005 Equity Incentive Plan

(Full title of the plan)

David Solomon

Vice President, Clinical Data, Inc.

c/o Forest Laboratories, Inc.

909 Third Avenue

New York, NY 10022

(Name and address of agent for service)

(212) 421-7850

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”), filed by Clinical Data, Inc., a Delaware corporation (“Clinical Data”), removes from registration all securities registered under the following registration statements (each a “Registration Statement,” and collectively the “Registration Statements”) filed by Clinical Data with the United States Securities and Exchange Commission (the “SEC”) (note that the numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement on Form S-8 (Registration No. 333-129633), originally filed with the SEC on November 10, 2005, registering 170,301 shares of common stock, $0.01 par value, of Clinical Data (the “Common Stock”) in connection with the (i) Genaissance Pharmaceuticals, Inc. 2000 Amended and Restated Equity Incentive Plan, (ii) Lark Technologies, Inc. 2002 Stock Option Plan, and (iii) Lark Technologies, Inc. 1990 Stock Option Plan.

•

Registration Statement on Form S-8 (Registration No. 333-129634), originally filed with the SEC on November 10, 2005, registering 1,000,000 shares of Common Stock in connection with the 2005 Equity Incentive Plan.

•

Registration Statement on Form S-8 (Registration No. 333-129637), originally filed with the SEC on November 10, 2005, registering 250,000 shares of Common Stock in connection with the Novitron International, Inc. 2002 Incentive and Stock Plan.

•

Registration Statement on Form S-8 (Registration No. 333-131024), originally filed with the SEC on January 13, 2006, registering 40,000 shares of Common Stock in connection with the (i) Icoria, Inc. 2003 Employee, Director and Consultant Stock Plan, as restated, and (ii) TissueInformatics, Inc. 2001 Stock Option Plan.

•

Registration Statement on Form S-8 (Registration No. 333-138754), originally filed with the SEC on November 16, 2006, registering 1,000,000 shares of Common Stock in connection with the Amended and Restated 2005 Equity Incentive Plan.

•

Registration Statement on Form S-8 (Registration No. 333-163099), originally filed with the SEC on November 13, 2009, registering 1,600,000 shares of Common Stock in connection with the Amended and Restated 2005 Equity Incentive Plan.

•

Registration Statement on Form S-8 (Registration No. 333-170616), originally filed with the SEC on November 15, 2010, registering 1,900,000 shares of Common Stock in connection with the Amended and Restated 2005 Equity Incentive Plan.

On April 12, 2011, Forest Laboratories, Inc. (“Forest”), through its indirect wholly-owned subsidiary Magnolia Acquisition Corp. (“Magnolia”), acquired approximately 82.8% of the outstanding shares of Clinical Data’s common stock, on a fully-diluted basis, following the successful completion of a tender offer (the “Offer”) for all outstanding shares of common stock of, and certain outstanding notes and warrants convertible into the common stock of, Clinical Data. On April 12, 2011, subsequent to the acceptance of securities in the Offer, Magnolia converted the entire principal amount of the convertible notes it acquired in the Offer into 6,110,599 shares of common stock and became the owner of more than 90% of the outstanding shares of common stock. Pursuant to the Agreement and Plan of Merger, dated as of February 22, 2011, as amended by Amendment No. 1, dated as of April 4, 2011, among Forest, FL Holding CV, an indirect wholly-owned subsidiary of Forest, Magnolia and Clinical Data (the “Merger Agreement”), Forest completed its acquisition of Clinical Data following the conversion of the convertible notes by effecting the short-form merger (the “Merger”) on April 13, 2011 in accordance with Section 253 of the Delaware General Corporation Law.

Pursuant to the Merger, Magnolia has merged with and into Clinical Data, with Clinical Data continuing as the surviving corporation and a wholly-owned subsidiary of Dogwood Holding Corp., an indirect wholly-owned subsidiary of Forest and the direct parent of Magnolia prior to the consummation of the Merger. Each share of Clinical Data’s common stock, and certain outstanding Clinical Data warrants, that were outstanding immediately prior to the effective time of the Merger and that were not accepted for payment pursuant to the Offer (other than shares held by Magnolia or Clinical Data, or shares held by Clinical Data stockholders who have and validly exercise appraisal rights under Delaware law) were, at the effective time of the Merger, canceled and converted into the right to receive the same consideration per share or warrant that would have been paid pursuant to the Offer (as stipulated in the Merger Agreement) had those securities been tendered in the Offer.

As a result of the Merger, Clinical Data has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by Clinical Data in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered under each such Registration Statement that remain unsold at the termination of the applicable offering, Clinical Data hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to Form S-8 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 13, 2011.

CLINICAL DATA, INC.

By:	/s/ David Solomon
David Solomon
Vice President, Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacity and on the date included.

Signature	Title	Date
/s/ Howard Solomon	President, Director (Principal Executive Officer)	April 13, 2011
Howard Solomon
/s/ Francis I. Perier, Jr.	Vice President (Principal Financial and Accounting Officer)	April 13, 2011
Francis I. Perier, Jr.

/s/ David Solomon	Vice President, Director	April 13, 2011
David Solomon

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